CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of Kensington Managed Income Fund, Kensington Dynamic Growth Fund, Kensington Active Advantage Fund, and Kensington Defender Fund, each a series of Managed Portfolio Series, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April XX, 2024